July 2, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K, dated on or about July 2, 2013, of Franklin Financial Services Corporation and agree with the statements contained in the second and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

ParenteBeard LLC Accountants & Business Advisors
Cherry Tree Corporate Center | 535 Route 38, Suite 400 | Cherry Hill, NJ 08002 | 856.330.8100 | 800.267.9405 | Fax 856.330.8199 | www.ParenteBeard.com